Exhibit 15

Acknowledgement of Independent Auditor

To the Board of Directors of

WellChoice, Inc.

We are aware of the incorporation by reference, in the Registration Statement (Form S-8) pertaining to the WellChoice, Inc. 2003 Omnibus Incentive Plan and WellChoice, Inc. 2003 Employee Stock Purchase Plan, of our report dated October 10, 2005 relating to the unaudited consolidated interim financial statements of WellChoice, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2005.

Ernst & Young LLP

New York, NY

October 26, 2005